Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

May 24, 2007	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its first quarter ended May 5, 2007. As a reminder, the 53rd week in fiscal 2006 created a timing shift in the 4-5-4 calendar for fiscal 2007, creating a one-week difference between Stein Mart’s fiscal reporting periods and comparable store sales reporting periods. This timing shift positively impacted total net sales for the first quarter of 2007.

For the 13-week first quarter of 2007, the Company earned $8.1 million or $0.18 per diluted share as compared to net income of $7.6 million or $0.17 per diluted share in 2006. Net sales increased 3.1 percent to $376.1 million from $364.8 million for the 13 weeks ended April 29, 2006. Comparable store sales for the 13 weeks ended May 5, 2007 decreased 2.0 percent from the 13 weeks ended May 6, 2006.

Gross profit increased to $104.9 million or 27.9 percent of sales in the first quarter of 2007 compared to $97.6 million or 26.7 percent of sales in the same period last year. The gross profit rate increased 120 basis points due to improved markup and decreased markdowns, somewhat offset by increased share-based buying costs.

Selling, general and administrative (SG&A) expenses were $97.4 million or 25.9 percent of sales as compared to $90.5 million or 24.8 percent of sales during the same period last year. The SG&A rate was higher due to a lack of leverage on negative comparable store sales, and reflected increases in store operating expenses, depreciation, advertising, and share-based compensation.

“Our first quarter performance was severely impaired by the significant shortfall in April sales,” said Michael D. Fisher, president and chief executive officer of Stein Mart, Inc. “Following the earlier Easter and record cold weather in early April, we had hoped to see a stronger recovery, but our business is still underperforming our spring plan and we are concerned about the impact of a lower level of consumer spending going forward.”

Guidance for Second Quarter 2007

The timing shift from the fiscal 2006 53rd week will have a negative impact on second quarter 2007 total net sales in comparison to total net sales from the second quarter of 2006. Management expects comparable store sales to be flat to slightly positive for the second quarter, based on recent selling trends. Gross margin will be negatively impacted by the expectation of higher markdowns to clear seasonal commodity merchandise and the aforementioned calendar shift. In addition, investments made in the last year for systems, infrastructure and an accelerated store-opening program will adversely affect selling, general and administrative expenses.

Based on this comparable stores sales forecast, the calendar shift, the expectation of increased markdowns and the expense demands outlined above, management is establishing second quarter 2007 earnings guidance of $0.06 to $0.10 per share.

“We made substantial investments in our business last year, anticipating higher sales in 2007,” Fisher noted. “In this more challenging environment, we need greater productivity to leverage expenses, and we are pursuing aggressive cost reduction opportunities throughout the organization. We expect these strategies will begin to benefit the bottom line in the second half of the year.”

Store Network Update

Two stores (Austin, TX and La Mirada, CA) were opened in the first quarter and one was relocated. As of May 5, 2007, the Company operated 270 stores as compared to 263 stores at the same time last year.

For the remainder of the year, the Company plans to open 12-15 stores for a total of 14-17 new stores for 2007. Leases have been signed for additional locations in North Carolina, Ohio, Missouri, Virginia, Texas, New Jersey and Nevada. Two locations are expected to close and one additional store will be relocated.

Dividend and Stock Repurchase Update

The Board of Directors has declared a quarterly dividend of $0.0625 per common share payable on June 22, 2007 to stockholders of record at the close of business on June 8, 2007.

In the first quarter of 2007, the Company repurchased 201,500 shares of stock at a cost of $3 million, and an additional 250,000 shares thus far in the second quarter. In April, the Board of Directors authorized an additional 2.5 million shares of common stock for repurchase by the Company.

Conference Call with Management

Management will discuss these financial results and the Company’s perspective on the remainder of the spring season in a conference call with financial analysts today (May 24, 2007) at 10:00 a.m. ET. The call may be heard on the investor relations portion of Stein Mart’s website at http://ir.steinmart.com, and a recording of the call will remain on the website until the end of the month.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to designer brand-name apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>> Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	the effectiveness of advertising, marketing and promotional strategies

•	changes in consumer spending due to current events and/or general economic conditions

•	on-going competition from other retailers

•	unanticipated weather conditions and unseasonable weather

•	changing preferences in apparel

•	adequate sources of merchandise at acceptable prices

•	availability of new store sites at acceptable lease terms

•	the Company’s ability to attract and retain qualified employees to support planned growth

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share data)

	May 5, 2007	February 3, 2007	April 29, 2006
ASSETS
Current assets:
Cash and cash equivalents	$23,484	$17,560	$33,553
Short-term investments	—	10,835	25,000
Trade and other receivables	10,172	10,164	11,510
Inventories	308,279	290,943	287,627
Prepaid expenses and other current assets	17,151	14,531	15,615

Total current assets	359,086	344,033	373,305
Property and equipment, net	112,376	113,254	95,156
Other assets	28,633	23,064	16,791

Total assets	$500,095	$480,351	$485,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$91,635	$83,243	$125,213
Accrued liabilities	73,093	78,522	73,603
Income taxes payable	9,108	7,483	6,733

Total current liabilities	173,836	169,248	205,549
Notes payable to banks	5,420	—	—
Other liabilities	24,359	22,931	17,394

Total liabilities	203,615	192,179	222,943
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 43,850,458, 43,736,720 and 43,587,650 shares issued and outstanding, respectively	438	437	436
Additional paid-in capital	24,888	21,803	23,392
Unearned compensation	—	—	(6,002)
Retained earnings	271,154	265,932	244,483

Total stockholders’ equity	296,480	288,172	262,309

Total liabilities and stockholders’ equity	$500,095	$480,351	$485,252

Stein Mart, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended May 5, 2007	13 Weeks Ended April 29,2006
Net sales	$376,119	$364,831
Cost of merchandise sold	271,209	267,245

Gross profit	104,910	97,586
Selling, general and administrative expenses	97,411	90,536
Other income, net	5,379	4,153

Income from operations	12,878	11,203
Interest income, net	127	891

Income before income taxes	13,005	12,094
Provision for income taxes	4,893	4,535

Net income	$8,112	$7,559

Net income per share:
Basic	$0.19	$0.17

Diluted	$0.18	$0.17

Weighted-average shares outstanding:
Basic	43,240	43,228

Diluted	43,912	44,074

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	13 Weeks Ended May 5, 2007	13 Weeks Ended April 29, 2006
Cash flows from operating activities:
Net income	$8,112	$7,559
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	6,365	6,029
Impairment of property and other assets	108	—
Store closing charges	55	331
Deferred income taxes	(1,092)	(714)
Share-based compensation	2,300	891
Tax benefit from equity issuances	293	180
Excess tax benefits from share-based compensation	(267)	(51)
Changes in assets and liabilities:
Trade and other receivables	(8)	(389)
Inventories	(17,336)	(21,839)
Prepaid expenses and other current assets	(687)	(1,943)
Other assets	(2,410)	(225)
Accounts payable	8,392	36,805
Accrued liabilities	(4,938)	(7,294)
Income taxes payable	(3,983)	(3,159)
Other liabilities	2,005	227

Net cash (used in) provided by operating activities	(3,091)	16,408

Cash flows from investing activities:
Capital expenditures	(5,266)	(12,981)
Purchases of short-term investments	(36,580)	(463,750)
Sales of short-term investments	47,415	543,685

Net cash provided by investing activities	5,569	66,954

Cash flows from financing activities:
Borrowings under notes payable to banks	7,420	—
Repayments of notes payable to banks	(2,000)	—
Cash dividends paid	(2,734)	(68,117)
Excess tax benefits from share-based compensation	267	51
Proceeds from exercise of stock options	3,450	1,542
Repurchase of common stock	(2,957)	(3,485)

Net cash provided by (used in) financing activities	3,446	(70,009)

Net increase in cash and cash equivalents	5,924	13,353
Cash and cash equivalents at beginning of year	17,560	20,200

Cash and cash equivalents at end of period	$23,484	$33,553

Supplemental disclosures of cash flow information:
Income taxes paid	$8,341	$8,211